As filed with the Securities and Exchange Commission on August 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MY SIZE, INC.

(Exact name of registrant as specified in its charter)

Delaware	51-0394637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Arava St., pob 1026, Airport City, Israel, 7010000

+972-3-600-9030

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MY SIZE, INC.

2017 CONSULTANT EQUITY INCENTIVE PLAN

(Full title of the plan)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

1-800-927-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Richard A. Friedman, Esq.

Andrea Cataneo, Esq.

Nazia Khan, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, New York 10112

Phone: (212) 653-8700

Facsimile: (212) 658-8701

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share, to be issued under My Size, Inc. 2017 Equity Incentive Plan	1,000,000	0.77	770,000	95.87
Common Stock, $0.001 par value per share, to be issued under My Size, Inc. 2017 Consultant Equity Incentive Plan	4,050,000	$0.77	$3,118,500	$388.26
Total	5,050,000		$3,888,500	$484.13

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933 (the “Securities Act”), as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the My Size, Inc. Equity Incentive Plan and the My Size, Inc. 2017 Consultant Equity Incentive Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(c) and (h), the Proposed Maximum Offering Price Per Share is based upon the average of the high and low prices for the Registrant’s common stock on The NASDAQ Capital Market on August 20, 2018.

EXPLANATORY NOTE

This Registration Statement contains information required pursuant to Part II of Form S-8. Specifically, this Registration Statement registers an additional 1,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that may be offered and sold under the My Size, Inc. 2017 Equity Incentive Plan (the “Plan”) and 4,050,000 shares of the Company’s Common Stock that may be offered and sold under the My Size, Inc. 2017 Consultant Equity Plan (the “Consultant Plan”). This Registration Statement relates solely to the registration of additional securities of the same class as other securities for which a registration statement filed on this form relating to the same consultant benefit plan are effective. The Company initially registered 2,000,000 shares of its Common Stock of its 2,000,000 shares of Common Stock authorized and issuable under the Plan and 950,000 shares of its Common Stock of its 3,000,000 shares of Common Stock authorized and issuable under the Consultant Plan pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 12, 2018 (File No. 333-222537) (the “Prior Registration Statement”). In addition, the Company registered 2,000,000 shares of its Common Stock issued pursuant to the Consultant Plan pursuant to a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 27, 2017 (File No. 333-221199). On February 12, 2018, the Company held its 2018 special meeting of stockholders (the “Special Meeting”). At the 2018 Special Meeting, the Company’s stockholders voted affirmatively, among other things, to amend the Consultant Plan to increase the number of shares of Common Stock authorized to be issued pursuant to the Consultant Plan to 4,500,000 shares from 3,000,000 shares of Common Stock. Subsequently, on July 3, 2018, the Company held its reconvened 2018 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted affirmatively, among other things, to (i) amend the Plan to increase the number of shares of Common Stock authorized to be issued pursuant to the Plan to 3,000,000 shares from 2,000,000 shares of Common Stock (the “Plan Amendment”) and (ii) amend the Consultant Plan to increase the number of shares of Common Stock authorized to be issued pursuant to the Consultant Plan to 7,000,000 shares from 4,500,000 shares (the “Consultant Plan Amendment”). Pursuant to the Plan Amendment, the total number of shares of the Company’s Common Stock available for grant and issuance under the Plan increased by 1,000,000 shares. Pursuant to the Consultant Plan Amendment, the total number of shares of the Company’s Common Stock available for grant and issuance under the Consultant Plan increased by 2,500,000 shares. Accordingly, the content of the Prior Registration Statement is incorporated herein by reference pursuant to General Instruction E of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by My Size, Inc. (the “Company”) with the Commission are hereby incorporated by reference in this Registration Statement:

●	Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 21, 2018;

●	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 and June 30, 2018 filed on May 11, 2018 and August 13, 2018, respectively;

●	Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 25, 2018, February 1, 2018, February 6, 2018, February 15, 2018, February 20, 2018, March 9, 2018, March 16, 2018, March 21, 2018, April 24, 2018, July 3, 2018 and August 7, 2018;

●	our definitive proxy statement on Schedule 14A relating to our 2018 special meeting of stockholders filed on January 25, 2018;

●	our definitive proxy statement on Schedule 14A relating to our 2018 annual meeting of stockholders filed on May 18, 2018; and

●	the description of our common stock contained in the our Registration Statement on Form 8-A12B filed with the Commission on June 14, 2016.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act or the Securities Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The foregoing is only a summary of the described sections of the Delaware General Corporation Law and is qualified in its entirety by reference to such sections.

II-1

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and Second Amended and Restated Bylaws provide that it shall indemnify each of its officers and directors to the fullest extent permitted by Section 145.

The Company’s Certificate of Incorporation provides that no current or former director of the Company shall be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

A list of exhibits filed with this Registration Statement on Form S-8 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

II-2

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Airport City, State of Israel, on August 27, 2018.

MY SIZE, INC.

By:	/s/ Ronen Luzon
Ronen Luzon
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Or Kles
Or Kles
Chief Financial Officer (Principal Financing and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Ronen Luzon and Or Kles, and each of them, with full power of substitution, his or her true and lawful attorney-in-fact to act for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file each of the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do in person, hereby ratifying and confirming all that said attorneys-in-fact or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities and on the dates indicated.

/s/ Ronen Luzon	August 27, 2018
Ronen Luzon
Chief Executive Officer and Director (Principal Executive Officer)

/s/ Or Kles	August 27, 2018
Or Kles
Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Eli Walles	August 27, 2018
Eli Walles
Chairman

/s/ Arik Kaufman	August 27, 2018
Arik Kaufman
Director

/s/ Oren Elmaliah	August 27, 2018
Oren Elmaliah
Director

/s/ Oron Branitzky	August 27, 2018
Oron Branitzky
Director

II-4

EXHIBIT INDEX

Exhibit Number	Description

4.1	My Size, Inc. 2017 Consultant Equity Incentive Plan (incorporated by reference to Exhibit C to the Company’s Proxy Statement on Schedule 14A filed on March 2, 2017)

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP

23.1*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

23.2*	Consent of Somekh Chaikin

24.1*	Power of Attorney (contained on page II-4)

*	Filed herewith

II-5